SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 13, 2010
(Date of Report; Date of Earliest Event Reported)
BORDERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan	1-13740	38-3294588

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 Phoenix Drive, Ann Arbor, MI 48108
(Address of Principal Executive Offices)
734-477-1100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On July 13, 2010, Borders Group, Inc. (together with its affiliates “we”, “our”, or the “Company”) , entered into an agreement to sell all of the outstanding shares of Paperchase Products Limited (“Paperchase”) to an entity controlled by Primary Capital Limited, a leading U.K.-based private equity firm. Paperchase, a wholly-owned subsidiary of the Company, is a retailer of stationery, cards and gifts based in the U.K.
Under the agreement, we will receive proceeds of approximately $31 million U.S. dollars (based on exchange rates at the time of signing) upon closing, which is expected to occur by the close of business on July 20, 2010. We are required to use $25 million of the proceeds to reduce the amount outstanding under our $90 million term loan credit facility. The completion of the sale is subject to customary closing conditions and the purchase agreement contains customary representations, warranties and indemnification provisions.
We will continue to purchase and carry products designed and sourced by Paperchase in our U.S. stores. Nearly all of the Borders stores nationwide feature Paperchase gifts and stationery products.
ITEM 9.01 Financial Statements and Exhibits
Exhibits:

2.1	Agreement for the sale and purchase of the entire issued share capital of Paperchase Products Limited among BGP (UK) Limited, Borders Superstores (UK) Limited Borders Group, Inc. and Newincco 1015 Ltd. dated as of July 13, 2010 (excluding certain schedules and appendices referred to in the agreement, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).

99.1	Press release issued by Borders Group, Inc. on July 13, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borders Group, Inc. (Registrant)
Dated: July 15, 2010	By:	/s/ MARK R. BIERLEY
Mark R. Bierley
Executive Vice President and Chief Financial Officer, Borders Group, Inc. and Chief Operating Officer, Borders, Inc. (Principal Financial and Accounting Officer)